Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Open Text Corporation:
We consent to the incorporation by reference in the registration statements Nos. 333-184670, 333-146351, 333-121377 and 333-87024 on Form S-8, and No. 333-195479 on Form S-3 of Open Text Corporation of our reports dated July 29, 2014, with respect to the consolidated balance sheets of Open Text Corporation as of June 30, 2014 and June 30, 2013, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2014, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of June 30, 2014, which reports appear in the June 30, 2014 annual report on Form 10-K of Open Text Corporation.

/s/ KPMG LLP
Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada

July 31, 2014